Exhibit 99.2

ServiceWare / Kanisa Merger FAQs

On December 22, 2004, ServiceWare announced a strategic merger with Kanisa. Answers to frequently asked questions follow. Refer to the full press release on our website at www.serviceware.com.

Q:	Why is this merger good for the market?

A:	The ServiceWare/Kanisa merger creates a company that will lead the emerging market for Service Resolution Management. The combined company will have:

•	170 customers and strong market presence

•	Unparalleled technology and a comprehensive Service Resolution Management application suite

•	Intellectual property: 10 patents granted/licensed and 17 patents pending

•	Financial strength

By enabling enterprises to single-source applications that deliver knowledge via self-service, the contact center, peer support, the help desk and field service, ServiceWare/Kanisa will deliver a comprehensive solution for managing front office knowledge. As companies complete their acquisition of conventional CRM solutions, the market for SRM applications has begun rapid growth. The combined company is poised to satisfy this market demand.

Q:	Why is this merger good for Kanisa and ServiceWare customers?

A:	As a result of this merger, customers of both companies will benefit from:

•	Expanded access to technology, as the two companies integrate their SRM applications

•	A larger services and support team

•	Innovation emanating from combining ServiceWare’s patented Cognitive Processor for structured knowledge with Kanisa’s patented Automatic Classification of unstructured knowledge.

Q:	What is the driving force behind this merger?

A:	This was a strategic move on the part of both companies to create the industry’s dominant SRM vendor. Kanisa has realized rapid growth over the last several years, more than tripling its customer base, introducing two groundbreaking products and quickly ascending as a leader in the SRM industry. ServiceWare is a profitable and mature company with clear dominance in the help desk market and more than 120 loyal customers. The synergies created by this merger are unique and would not be realized by the companies independently.

Q:	What are the benefits of merging the two companies?

A:	ServiceWare has long been the leading provider of knowledge empowered customer service solutions to corporate help desks and call centers. From HP to Cingular Wireless, ServiceWare is utilized by more half of the S&P 100. Organizations utilize ServiceWare’s patented, adaptive technology to capture and preserve knowledge, improve key metrics such as first call resolution and call handle times, and increase customer satisfaction.

Kanisa’s Service Resolution Management solution has become the primary technology employed by high-technology companies to deliver answers online. Its industry-leading suite of knowledge-empowered customer service applications automates the resolution process across multiple channels including contact centers, service portals, and web sites. Over the last two years, Kanisa has grown rapidly, attracting industry-leaders including Novell, Merrill Lynch, McAfee, Sprint, Ford, Wachovia and Novartis.

This merger is attractive to both companies for the following reasons:

•	Complimentary products, people and revenue streams

•	Synergistic technologies — ServiceWare excels in structured data management while Kanisa excels in unstructured data management

•	Combined entity doubles financial strength

•	Combined customer base creates critical mass of SRM implementations

•	ServiceWare dominates the corporate help desk market while Kanisa dominates the high technology sector. Both are making significant strides in the financial services and telco sectors as well.

Together, the combined company creates the dominant SRM vendor in the market.

Q:	Who will comprise the new management team?

A:	Kent Heyman, current CEO of ServiceWare, will become chairman of the board of the combined company.

Bruce Armstrong, current CEO of Kanisa, will become the CEO of the combined company.

Scott Schwartzman, current COO of ServiceWare, will become the COO of the combined company.

Mark Angel, founder and CTO of Kanisa, will become the CTO of the combined company

Q:	What is the new company’s financial outlook?

A:	The combined company will be publicly traded with a strong cash position. ServiceWare has been profitable in recent quarters. Kanisa has been growing and is approaching profitability. The combined company expects to benefit from both market synergies and the ability to streamline overhead costs.

Q:	What were the terms of the deal?

A:	Please refer to the press release, which announces deal terms.

Q:	When will the merger be finalized?

A:	We expect the merger to be final beginning with the first quarter of 2005.

Q:	What technology synergies does this merger create?

A:	ServiceWare virtually originated the idea of the “knowledge base.” ServiceWare holds key patents on the technology for utilizing structured content to enable precise answers to complex problems. Kanisa has been a pioneer in using context and natural language to put the right answers at agents fingertips, even when the content needed is completely unstructured. Kanisa’s patented and patent-pending technology enables the enterprise to manage knowledge in all its forms and formats. Together, the combined company has unrivaled competence in using both structured and unstructured knowledge to drive resolution rates and reduce the cost of customer service.

Q:	Where will the new company be headquartered?

A:	The new company will be headquartered in Cupertino, California.

Q:	What is the new company’s name?

A:	The name of the combined entity is yet to be determined.